EXHIBIT 3.1, 4.1

CERTIFICATE OF DESIGNATIONS

OF

MANDATORILY CONVERTIBLE CUMULATIVE NON-VOTING PERPETUAL

PREFERRED STOCK, SERIES C

OF

EAST WEST BANCORP, INC.

Pursuant to Section 151 of the

General Corporation Law

of the State of Delaware

The undersigned, Douglas P. Krause, Executive Vice President, General Counsel and Corporate Secretary of East West Bancorp, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, in accordance with Sections 103, 141 and 151(g) of the General Corporation Law of the State of Delaware, a duly authorized committee (the “Committee”) of the Board of Directors hereby makes this Certificate of Designations and hereby states and certifies that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), and pursuant to the authority conferred upon the Committee by the by-laws of the Corporation and the duly adopted resolutions of the Board of Directors, the Committee duly adopted the following resolutions:

RESOLVED, that pursuant to Article VI of the Certificate of Incorporation (which authorizes 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”)), the Committee hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions.

RIGHTS AND PREFERENCES

Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C” (the “Series C Preferred Stock”). The number of shares constituting such series shall be 428,000. The par value of the Series C Preferred Stock shall be $.001 per share, and the liquidation preference shall be $1,000 per share.

Section 2. Ranking. The Series C Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) on a parity with the Corporation’s 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, and Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and with each other class or series of equity securities of the Corporation the terms of which do not expressly provide that such class or series will rank senior or junior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”), and (ii) senior to the Corporation’s common stock, par value $.001 per share (the “Common Stock”), and each other class or series of capital stock of the Corporation outstanding or established after the Effective Date by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”). The Corporation has the power to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders.

Section 3. Definitions. The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:

(a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(c) “As-Converted Dividend” means, with respect to any Section 4 Dividend Period, the product of (i) the pro forma per share semi-annual Common Stock dividend derived by (A) annualizing the last dividend declared during such Section 4 Dividend Period on the Common Stock and (B) dividing such annualized dividend by two and (ii) the number of shares of Common Stock into which a share of Series C Preferred Stock would then be convertible (assuming receipt of the Stockholder Approval and, if applicable, the Regulatory Approval); provided, however, that for any Section 4 Dividend Period with respect to which no dividend on the Common Stock has been declared, the As-Converted Dividend shall be $0.00.

(d) “BHC Act” means the Bank Holding Company Act of 1956, as amended.

(e) “BHC Affiliated Person” means, with respect to any Person, its Affiliates which for purposes of this definition include all “affiliates” as defined in the BHC Act or Regulation Y of the Board of Governors of the Federal Reserve.

(f) “Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(g) “Certificate of Designations” means this Certificate of Designations of East West Bancorp, Inc., dated November 6, 2009.

(h) “CIBC Act” means the Change in Bank Control Act of 1978, as amended.

(i) “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on The NASDAQ Global Select Market on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on The NASDAQ Global Select Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on The NASDAQ Global Select Market shall be such closing sale price and last reported sale price as reflected on the website of The NASDAQ Global Select Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of The NASDAQ Global Select Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of The NASDAQ Global Select Market shall govern.

(j) “Common Stock” has the meaning set forth in Section 2.

(k) “Corporation” means East West Bancorp, Inc., a Delaware corporation.

(l) “Conversion Price” means for each share of Series C Preferred Stock, $9.04, provided that the foregoing shall be subject to adjustment or limitation as set forth herein.

(m) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(n) “Effective Date” means the date on which shares of the Series C Preferred Stock are first issued.

(o) “Exchange Property” has the meaning set forth in Section 11(a).

(p) “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(q) “Holder” means the Person in whose name the shares of the Series C Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series C Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(r) “Investment Agreement” means the Investment Agreement, effective as provided in Section 6.14 therein, as may be amended from time to time, between the Corporation and the Holder.

(s) “Junior Securities” has the meaning set forth in Section 2.

(t) “LIBOR” means, with respect to any Section 4 Dividend Period, the rate for deposits in U.S. dollars for a three-month period that appears on Bloomberg Screen US0003M Index <GO> page (or other applicable page) as of 11:00 a.m. (London time) on the second London Banking Day preceding the first day of that Section 4 Dividend Period. If the rate described above does not appear on such Bloomberg Screen page, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Corporation, at approximately 11:00 a.m., London time on the second London Banking Day preceding the first day of that Section 4 Dividend Period. The Corporation will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to that Section 4 Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, LIBOR with respect to that Section 4 Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York, New York, selected by the Corporation, at approximately 11:00 a.m., New York City time, on the first day of that Section 4 Dividend Period for loans in U.S. dollars to leading European banks for a three-month period and in a principal amount of not less than $1,000,000. However, if the banks selected by the Corporation to provide quotations are not quoting as described above, LIBOR for that Section 4 Dividend Period will be the same as LIBOR as determined for the previous Section 4 Dividend Period, or in the case of the first Section 4 Dividend Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had the Series C Preferred Stock been outstanding. The establishment of LIBOR will be final and binding in the absence of manifest error.

(u) “Liquidation Preference” means, as to the Series C Preferred Stock, $1,000 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series C Preferred Stock).

(v) “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

(w) “Mandatory Conversion Date” means, with respect to the shares of Series C Preferred Stock of any Holder, the third Business Day after which the Corporation and/or such Holder, as applicable as to a Holder, has received the Stockholder Approval (or if a Reorganization Event has theretofore been consummated, the date of consummation of such Reorganization Event) and, if applicable, the Regulatory Approvals necessary to permit such Holder to convert such shares of Series C Preferred Stock into authorized Common Stock without such conversion resulting in a Violation or, in the case of the Regulatory Approval, a violation of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, provided, however, that if a Mandatory Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the Record Date for such issuance or distribution, such Mandatory Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance or distribution.

(x) “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(y) “Parity Securities” has the meaning set forth in Section 2.

(z) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(aa) “PIK Dividend” has the meaning in Section 4(b).

(bb) “Record Date” has the meaning set forth in Section 4(d).

(cc) “Regulatory Approval” means, as to any Holder, to the extent applicable and required to permit such Holder to convert such Holder’s shares of Series C Preferred Stock into Common Stock and to own such Common Stock without such Holder being in violation of applicable law, rule or regulation, the receipt of approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

(dd) “Reorganization Event” has the meaning set forth in Section 11(a).

(ee) “Section 4 Dividend Payment Date” has the meaning set forth in Section 4(b).

(ff) “Section 4 Dividend Period” has the meaning set forth in Section 4(c).

(gg) “Series C Preferred Stock” has the meaning set forth in Section 1.

(hh) “Special Dividend” has the meaning set forth in Section 4(b).

(ii) “Special Dividend Rate” means, with respect to any Section 4 Dividend Period, the sum of (a) the greater of (i) LIBOR and (ii) 1.0% plus (b) 10.0%; provided however if such amount is greater than 13.0%, the Special Dividend Rate shall be 13.0%.

(jj) “Stockholder Approval” means the stockholder approval necessary to approve the conversion of the Series C Preferred Stock into Common Stock for purposes of Rule 5635(d) of the Nasdaq Stock Market Rules.

(kk) “Substitute Preferred Stock” means a series of the Corporation’s Preferred Stock, par value $.001, that (as to each share) shall have the same terms as the Series C Preferred Stock except that it will be convertible into shares of Common Stock at (and only at) such time as (x) Holder (together with its BHC Affiliated Persons) (1) does not own, and is not deemed for applicable bank regulatory purposes to own, 10% or more of the total number of any class of Voting Securities of the Corporation, and then only to the extent that such conversion would not result in Holder and its BHC Affiliated Persons owning or being deemed for applicable bank regulatory purposes to own 10% or more of the total number of any class of voting securities of the Corporation, or (2)

transfers such shares of Substitute Preferred Stock (and, in the case of this clause (2), such shares of Substitute Preferred Stock shall become convertible into shares of Common Stock, subject to clause (y) below, at any time commencing immediately following such transfer) (A) in a widely distributed public offering, (B) to a person that is acquiring at least a majority of the voting securities of the Corporation (not including voting securities such person is acquiring from Holder) or (C) to persons that Holder reasonably believes would not own for applicable bank regulatory purposes more than 2% of the Common Stock or any class of the Corporation’s voting securities after such transfer, and upon any such transfer such shares of Substitute Preferred Stock shall be immediately convertible into such shares of Common Stock by the transferee, and (y) the Corporation has obtained the Stockholder Approval. If the Company elects to issue in satisfaction of its obligations under Section 4(h) depositary shares for Substitute Preferred Stock instead of shares of Substitute Preferred Stock directly (for example, depositary shares each representing a 1/100th interest in a share of Substitute Preferred Stock, with each share of Substitute Preferred Stock having entitlements as to dividends and upon liquidation corresponding to 100 shares of Series C Preferred Stock, and convertible into 100 shares of Series C Preferred Stock), then the provisions of Section 4(h) with respect to Substitute Preferred Stock shall be read mutatis mutandis to give effect to the issuance of depositary shares.

(ll) “Trading Day” means a day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(mm) “Violation” means a violation of the stockholder approval requirements of Rule 5635 of the Nasdaq Stock Market Rules.

(nn) “Voting Securities” has the meaning set forth in the BHC Act and any rules or regulations promulgated thereunder.

Section 4. Dividends. (a) From and after the Effective Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, cumulative dividends of the type and in the amounts determined as set forth in this Section 4, and no more.

(b) Commencing on the Effective Date, dividends shall accrue and shall be payable semi-annually in arrears on May 1 and November 1 of each year (each, a “Section 4 Dividend Payment Date”) or, if any such day is not a Business Day, the next Business Day. Dividends payable pursuant to this Section 4, if, when and as declared by the Board of Directors or a duly authorized committee of the Board of Directors, will be, for each outstanding share of Series C Preferred Stock, payable in cash and/or in kind in additional shares of Series C Preferred Stock as follows:

(i) dividends at an annual rate equal to the Special Dividend Rate multiplied by the sum of (A) the Liquidation Preference plus (B) all accrued and unpaid dividends for any prior Section 4 Dividend Period that are payable on such share of Series C Preferred Stock, payable in cash (such dividend, the “Special Dividend”); provided that, in the event that the As-Converted Dividend for such Section 4 Dividend Period is greater than the Special Dividend, each outstanding share of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, the As-Converted Dividend rather than the Special Dividend; and

(ii) dividends at an annual rate equal to 5.0% multiplied by the sum of (A) the Liquidation Preference plus (B) all accrued and unpaid dividends for any prior Section 4 Dividend Period that are payable on such share of Series C Preferred Stock, payable in kind in additional shares of Series C Preferred Stock (each such dividend, a “PIK Dividend”). With respect to the payment of any PIK Dividend, the number of shares of Series C Preferred Stock to be issued in payment of such PIK Dividend with respect to each outstanding share of Series C Preferred Stock shall be determined by dividing (i) the amount of the PIK Dividend by (ii) the Liquidation Preference per share of Series C Preferred Stock. To the extent that any Dividend would result in the issuance of a fractional share of Series C Preferred Stock to any Holder, then the amount of such fraction multiplied by the Liquidation Preference shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible thereafter).

(c) Dividends payable pursuant to Section 4 will be computed on the basis of a 360-day year of twelve 30-day months and, for any Section 4 Dividend Period greater or less than a full Section 4 Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360. The period from the Effective Date to but excluding May 1, 2010 and each period from and including a Section 4 Dividend Payment Date to but excluding the following Section 4 Dividend Payment Date is herein referred to as a “Section 4 Dividend Period”.

(d) Each dividend will be payable to Holders of record as they appear in the records of the Corporation on the applicable record date (each, a “Record Date”), which with respect to dividends payable pursuant to this Section 4, shall be on the fifteenth day of the month immediately prior to the month in which the relevant Section 4 Dividend Payment Date occurs. The Corporation shall at all times reserve and keep available out of its authorized and unissued Series C Preferred Stock, the full number of shares of Series C Preferred Stock required for purposes of paying all PIK Dividends that may become payable.

(e) Dividends on the Series C Preferred Stock are cumulative. Such dividends shall begin to accrue and be cumulative from the Effective Date (in the case of the shares of Series C Preferred Stock issued on the Effective Date) or from the Section 4 Dividend Payment Date in respect of which such shares were issued or were scheduled to be issued (in the case of shares of Series C Preferred Stock issued or scheduled to be issued in connection with a PIK Dividend), shall compound at the relevant rate on each subsequent Section 4 Dividend Payment Date (i.e., no dividends shall accrue on another dividend unless and until the first Section 4 Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable semi-annually in arrears on each Section 4 Dividend Payment Date, commencing with the first such Section 4 Dividend Payment Date.

(f) So long as any shares of Series C Preferred Stock remain outstanding, if all dividends payable pursuant to Section 4 on all outstanding shares of the Series C Preferred Stock for any Section 4 Dividend Period have not been declared and paid, or declared and funds set aside therefor, the Corporation shall not (x) declare or pay dividends with respect to, or, directly or indirectly, redeem, purchase or acquire any of its Junior Securities or (y) directly or indirectly, redeem, purchase or acquire any of its Parity Securities, other than, in each case, (i) redemptions, purchases or other acquisitions of Junior Securities or Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan, (ii) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto, (iii) conversions or exchanges of Junior Securities or Parity Securities for Junior Securities or Parity Securities and (iv) any purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged. If dividends payable pursuant to Section 4 for any Section 4 Dividend Payment Date are not paid in full, or declared and funds set aside therefor on the shares of the Series C Preferred Stock and there are issued and outstanding shares of Parity Securities with the same Section 4 Dividend Payment Date (or, in the case of Parity Securities having dividend payment dates different from the Section 4 Dividend Payment Dates, on a dividend payment date falling within a Section 4 Dividend Period applicable to such Section 4 Dividend Payment Date), then all dividends declared on shares of the Series C Preferred Stock and such Parity Securities on such date or dates, as the case may be, shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full semi-annual dividends per share payable on the shares of the Series C Preferred Stock pursuant to Section 4 and all such Parity Securities otherwise payable on such Section 4 Dividend Payment Date (or, in the case of Parity Securities having dividend payment dates different from the Section 4 Dividend Payment Dates, on a dividend payment date falling within a Section 4 Dividend Period applicable to such Section 4 Dividend Payment Date) (subject to such dividends on such Parity Securities having been declared by the Board of Directors out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other. However, the foregoing provisions shall not restrict the ability of any Affiliate of the Corporation to engage in any market making transactions in Junior Securities in the ordinary course of business.

(g) If the Mandatory Conversion Date with respect to any share of Series C Preferred Stock is prior to the Section 4 Dividend Payment Date applicable to any Section 4 Dividend Period, the Holder of such share of Series C Preferred Stock will not have the right to receive any dividends on the Series C Preferred Stock with respect to such Section 4 Dividend Period, provided that this shall not affect any rights to receive any accrued but unpaid dividends on the Series C Preferred Stock attributable to any Section 4 Dividend Period completed prior to the Mandatory Conversion Date.

(h) Notwithstanding anything to the contrary contained in this Certificate of Designations, any PIK Dividend to be paid pursuant to this Certificate of Designations shall be paid to the extent (but only to the extent) that payment of such PIK Dividend would not cause or result in any Holder and its BHC Affiliated Persons, collectively, being deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act or Section 700 et. seq. of the California Financial Code and any rules and regulations promulgated thereunder, Voting Securities which (assuming, for this purpose only, full conversion and/or exercise of all such securities) would represent 10.0% or more of any class of Voting Securities of the Corporation outstanding at such time (excluding for purposes of this calculation any reduction in the percentage of Voting Securities such Holder and its BHC Affiliated Persons so owns, controls or has the power to vote resulting from transfers by the Holder and its Affiliates of securities of the Corporation acquired by the Holder pursuant to its Investment Agreement). In the event that payment of a PIK Dividend would be restricted or prohibited by the preceding sentence, then the Corporation shall instead pay such PIK Dividend (or portion thereof) to such Holder by delivering to such Holder certificates for shares of Substitute Preferred Stock (which may be in the form of depositary shares and, in either case, such shares of Substitute Preferred Stock or depositary shares may be issued in book-entry form). In the event that Substitute Preferred Stock is to be issued in accordance with this Section 4(h), the Corporation shall take all actions necessary to authorize, create and issue such series of Substitute Preferred Stock having terms consistent with this Certificate of Designations and otherwise reasonably acceptable to the applicable Holder in all respects. The number of shares of Substitute Preferred Stock to be delivered pursuant to this Section 4(h) shall be equal to the number of shares of Series C Preferred Stock that would have been paid to such Holder in connection with the PIK Dividend but for the restriction set forth in the first sentence of this Section 4(h).

(i) The Corporation, in satisfaction of its obligation to issue preferred stock under any provision of this Certificate of Designations to any Holder, may, in order to minimize the number of its authorized and unissued shares of preferred stock used for such purpose, issue depositary shares for such preferred stock, with such depositary shares and underlying preferred stock being in such denominations as the Corporation and such Holder shall mutually agree.

Section 5. Liquidation. (a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in an amount equal to the greater of (i) the Liquidation Preference per share of Series C Preferred Stock and Substitute Preferred Stock, if any, plus an amount equal to any accrued but unpaid dividends, whether or not declared, thereon to and including the date of such liquidation and (ii) 110% of the payment or distribution to which such Holders would be entitled if the Series C Preferred Stock were converted into Common Stock immediately before such liquidation, dissolution or winding-up, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Corporation.

(b) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series C Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6. Maturity. The Series C Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7. Redemptions.

(a) Optional Redemption. The Series C Preferred Stock may not be redeemed by the Corporation prior to November 6, 2014. The Corporation, at its option, may redeem in whole at any time the shares of Series C Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price per share payable in cash equal to the greater of (i) 125.0% of the sum of (A) the Liquidation Preference, plus (B) all accrued and unpaid dividends, whether or not declared, up to, but excluding, the date fixed for redemption and (ii) 110% of (A) the number of shares of Common Stock into which a share of Series C Preferred Stock would be convertible on the Trading Day immediately prior to the date fixed for redemption (assuming receipt of Stockholder Approval and, if applicable, the Regulatory Approval) multiplied by (B) the Closing Price of Common Stock on such Trading Day; provided that in no event shall such redemption price exceed 150% of the amount determined in accordance with clause (i) above. The redemption price for any shares of Series C Preferred Stock shall be payable on the redemption date to the Holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to a Record Date for a Section 4 Dividend Period shall not be paid to the Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Record Date.

(b) No Sinking Fund. The Series C Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series C Preferred Stock will have no right to require redemption of any shares of Series C Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Series C Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption; provided, however, that failure to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock to be so redeemed except as to the Holder to whom the Corporation has failed to give such notice or except as to the Holder to whom notice was defective. Notwithstanding the foregoing, if the Series C Preferred Stock or any depositary shares representing interests in the Series C Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Series C Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price (or manner of determination of the redemption price); and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Effectiveness of Redemption. If notice of redemption has been duly given as provided in Section 7(c) and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the Holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares. Shares of outstanding Series C Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 8. Mandatory Conversion. Effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series C Preferred Stock of a Holder, all such Holder’s shares of Series C Preferred Stock shall automatically convert into shares of Common Stock as set forth below. The number of shares of Common Stock into which a share of Series C Preferred Stock shall be convertible shall be determined by dividing (i) the Liquidation Preference, plus all accrued and unpaid dividends, whether or not declared, with respect to any Section 4 Dividend Period completed prior to the Mandatory Conversion Date (but not with respect to the Section 4 Dividend Period in which the Mandatory Conversion Date occurs), by (ii) the Applicable Conversion Price (subject to the conversion procedures of Section 9 hereof). Upon conversion, Holders shall receive cash in lieu of fractional shares in accordance with Section 13 hereof.

Section 9. Conversion Procedures.

(a) Each Holder shall, promptly upon receipt of each Regulatory Approval applicable to such Holder, provide written notice to the Corporation of such receipt. Upon occurrence of the Mandatory Conversion Date with respect to shares of any Holder, the Corporation shall provide notice of such conversion to such Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i) the Mandatory Conversion Date;

(ii) the number of shares of Common Stock to be issued upon conversion of each share of Series C Preferred Stock held of record by such Holder and subject to such mandatory conversion; and

(iii) if certificates are to be issued, the place or places where certificates for shares of Series C Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(b) Effective immediately prior to the close of business on the Mandatory Conversion Date with respect to any shares of Series C Preferred Stock dividends shall no longer be declared on any such shares of Series C Preferred Stock and such shares of Series C Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 4(g) and any other payments to which such Holder is otherwise entitled pursuant to Section 8, Section 11 or Section 13 hereof, as applicable.

(c) No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Series C Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Series C Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of, such share of Series C Preferred Stock shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series C Preferred Stock.

(d) Shares of Series C Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series C Preferred Stock; provided, however, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series C Preferred Stock below the number of shares of Series C Preferred Stock then outstanding.

(e) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series C Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series C Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(f) On the Mandatory Conversion Date with respect to any share of Series C Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee (or, at the Corporation’s option such shares shall be registered in book-entry form) upon presentation and surrender of the certificate evidencing the Series C Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10. Anti-Dilution Adjustments.

(a) The Conversion Price shall be subject to the following adjustments; provided, however, that notwithstanding anything to the contrary contained in this Certificate of Designations, any adjustment to the Conversion Price to be made pursuant to this Certificate of Designations shall be made to the extent (but only to the extent) that such adjustment would not cause or result in any Holder and its BHC Affiliated Persons, collectively, being deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act and any rules and regulations promulgated thereunder, Voting Securities which (assuming, for this purpose only, full conversion and/or exercise of all such securities) would represent 25.0% or more of any class of Voting Securities of the Corporation outstanding at such time (excluding for purposes of this calculation any reduction in the percentage of Voting Securities such Holder and its BHC Affiliated Persons so owns, controls or has the power to vote resulting from transfers by the Holder and its Affiliates of securities of the Corporation acquired by the Holder pursuant to the Investment Agreement); provided, further, however, that any adjustment (or portion thereof) prohibited pursuant to this Section 10(a) shall be postponed and implemented on the first date on which such implementation would not result in the condition described above in this Section 10(a):

(i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0

OS1

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 =	the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0
OS1

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Issuance of Stock Purchase Rights. If the Corporation issues to all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a stockholders’ rights plan, a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0 + Y
OS0 + X

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants.

For the purposes of this clause (iii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock acquired by the Corporation. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price (but giving effect to any other adjustments that may have been made with respect to the Conversion Price pursuant to the terms of this Certificate of Designations) that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in a reasonable manner by the Board of Directors).

(iv) Debt or Asset Distributions. If the Corporation distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) above, any rights or warrants referred to in clause (iii) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its applicable subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – FMV
SP0

Where,

SP0 =	the Current Market Price per share of Common Stock on such date.

FMV =	the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In a “spin-off”, where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price will be adjusted on the fifteenth Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such fifteenth Trading Day by the following fraction:

MP0
MP0 + MPs

Where,

MP0 =	the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPs =	the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(v) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend pursuant to Section 4, or a Special Dividend in accordance with Section 4, is paid on the Series C Preferred Stock, (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) above,

(c) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – DIV
SP0

Where,

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV =	the amount per share of Common Stock of the cash distribution, as determined pursuant to the introduction to this paragraph (v).

In the event that any distribution described in this clause (v) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

(vi) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 × SP0
AC + (SP0 × OS1)

Where,

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 =	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 =	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer, giving effect to consummation of the acquisition of all shares validly tendered or exchanged (and not withdrawn) in connection with such tender or exchange.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(vii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Series C Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) Subject to the limitations set forth in the provisos to the first paragraph of Section 10(a), the Corporation may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c) (i) All adjustments to the Conversion Price shall be calculated to the nearest  1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii) No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment,

as a result of holding the Series C Preferred Stock (including without limitation pursuant to Section 4 hereof), without having to convert the Series C Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series C Preferred Stock may then be converted.

(iii) The Applicable Conversion Price shall not be adjusted:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(B) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series C Preferred Stock were first issued and not substantially amended thereafter;

(D) for a change in the par value or no par value of Common Stock; or

(E) for accrued and unpaid dividends on the Series C Preferred Stock.

(d) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the one percent threshold set forth in Section 10(c) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11. Reorganization Events. (a) In the event that, prior to the Mandatory Conversion Date with respect to the shares of Series C Preferred Stock of any Holder there occurs:

(i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 11(a), a “Reorganization Event”); then each share of such Holder’s Series C Preferred Stock and Substitute Preferred Stock, if any, outstanding immediately prior to such Reorganization Event shall remain outstanding but shall automatically convert, effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series C Preferred Stock of such Holder (with the term “Regulatory Approval” applied for such purpose, as applicable, to the surviving entity in such Reorganization Event and its securities included in the Exchange Property (as defined below)), into the type and amount of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty) of the number of shares of Common Stock obtained by dividing (x) the Liquidation Preference, plus all accrued and unpaid dividends, whether or not declared, up to, but excluding such date, by (y) the Applicable Conversion Price as of such date (such securities, cash and other property, the “Exchange Property”). In the event that a Reorganization Event referenced in Section 11(a) involves common stock as all or part of the consideration being offered in a fixed exchange ratio transaction, the fair market value per share of such common stock shall be determined by reference to the average of the closing prices of such common stock for the ten Trading Day period ending immediately prior to the consummation of such Reorganization Event.

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.

(c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e) The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series C Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.

Section 12. Voting Rights. (a) Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 12.

(b) So long as any shares of Series C Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series C Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or the Corporation’s bylaws that would alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Corporation’s Certificate of Incorporation to authorize, or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Corporation’s capital stock ranking senior to the Series C Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(iii) the consummation of a binding share exchange or reclassification involving the Series C Preferred Stock or a merger or consolidation of the Corporation with another entity, except that the Holders will have no right to vote under this provision or under Delaware law if in each case (x) the Series C Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series C Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series C Preferred Stock, taken as a whole.

provided, however, that any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up will not, in and of itself, be deemed to adversely affect rights, preferences or privileges of the Series C Preferred Stock and, notwithstanding any provision of Delaware law, Holders will have no right to vote solely by reason of such an increase, creation or issuance.

(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series C Preferred Stock shall have been converted into shares of Common Stock.

Section 13. Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series C Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date.

(c) If more than one share of the Series C Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series C Preferred Stock so surrendered.

Section 14. Reservation of Common Stock.

(a) Following the receipt of the Stockholder Approval, the Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series C Preferred Stock as provided in this Certificate of

Designations and Substitute Preferred Stock, if any, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series C Preferred Stock and Substitute Preferred Stock, if any, then outstanding, assuming that the Applicable Conversion Price equaled $9.04. For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series C Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series C Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances.

(c) All shares of Common Stock delivered upon conversion of the Series C Preferred Stock or Substitute Preferred Stock, if any, shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series C Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on The NASDAQ Global Select Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series C Preferred Stock.

Section 15. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Series C Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Series C Preferred Stock formerly evidenced by the certificate.

Section 16. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to its office at 135 North Los Robles Ave., 7th Floor, Pasadena, California 91101, Attention: Treasury Department, with a copy to the Corporation’s Legal Department at 135 North Los Robles Ave., 7th Floor, Pasadena, California 91101, Attention: Tom Tolda, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series C Preferred Stock or shares of Common Stock or other securities issued on account of Series C Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series C Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series C Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c) All payments on the shares of Series C Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders thereof.

(d) No share of Series C Preferred Stock shall have any rights of preemption whatsoever under this Certificate of Designations as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(e) The shares of Series C Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

(f) The Corporation covenants (1) not to treat the Series C Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, except as otherwise required by applicable law; and (2) that all payments of PIK Dividends shall be made free and clear of, and without any deduction or withholding for any taxes; provided that if the Corporation deducts or withholds any amount in respect of any PIK Dividend payment to any Holder, the PIK Dividend payment to such Holder shall be increased as necessary so that after making all deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this provision) such Holder receives an amount equal to the amount it would have received had no such deductions or withholdings been made.

RESOLVED, that all actions taken by the officers and directors of the Corporation or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.

IN WITNESS WHEREOF, EAST WEST BANCORP, INC. has caused this Certificate of Designations to be signed by Douglas P. Krause its Executive Vice President, General Counsel and Corporate Secretary this 6th day of November, 2009.

EAST WEST BANCORP, INC.

By:	/s/ Douglas P. Krause